UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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First Busey Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October [   ], 2009

Dear Stockholders:

We cordially invite you to attend a Special Meeting of Stockholders of First Busey Corporation. The special meeting will be held beginning at [        ] [  ].m., local time, on November [   ], 2009 at Busey Bank, 100 West University Avenue, Champaign, Illinois 61820.

As you are aware, on September 30, 2009, we sold 20,700,000 shares of our common stock in a public offering pursuant to a registration statement with the Securities and Exchange Commission.  The public offering price was $4.00 per share, for aggregate gross proceeds of $82.8 million.  In addition to the public offering, we also conducted a separate private placement of $39.3 million of a new series of 9.00% cumulative convertible perpetual preferred stock, which we refer to as Series A Convertible Preferred Stock.  Because we have a limited number of authorized and unissued shares of common stock under our Articles of Incorporation, the intent of the private placement was to maximize the amount of capital we could raise on similar terms as the public offering by selling a security that would be convertible into common stock following the closing of the two offerings.  On October [    ], 2009, we completed the sale of 393 shares of Series A Convertible Preferred Stock, liquidation preference $100,000 per share, to certain directors, executive officers and a limited number of other investors who qualify as “accredited investors” under the securities laws.  The shares of Series A Convertible Preferred Stock are mandatorily convertible into shares of common stock at a conversion price of $4.00, the same as the price of our common stock in the public offering.  The conversion is subject to us receiving certain stockholder approvals, which is the purpose of the November [    ] special meeting of stockholders.

We currently do not have enough authorized and unissued shares of common stock to permit us to issue the 9,825,000 shares of our common stock into which the Series A Convertible Preferred Stock is convertible. We are seeking your approval of a proposal to amend our Articles of Incorporation to increase the number of authorized shares of common stock to from 60,000,000 shares to 100,000,000 shares.  Additionally, pursuant to the Nasdaq Marketplace Rules, we are required to obtain stockholder approval for the issuance of the common shares pursuant to the conversion of the Series A Convertible Preferred Shares.  If the stockholders do not approve these proposals, we will be unable to convert our Series A Convertible Preferred Stock into common stock.  In that event, holders of the Series A Convertible Preferred Stock will be entitled to receive, when, as and if declared by our Board of Directors, cumulative cash dividends at a rate equal to 9.0% per annum.  These proposals are discussed in more detail in the attached proxy statement.

We hope that you will be able to attend this very important special meeting. Whether or not you plan to attend, please review the attached proxy statement and return your proxy to us in the enclosed envelope.

We look forward to seeing you at the special meeting.

Sincerely yours,

Gregory B. Lykins	Van A Dukeman
Chairman of the Board	President and Chief Executive Officer

1

First Busey Corporation

100 West University Avenue

Champaign, Illinois 61820

217/365-4516

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER [    ], 2009

To the Stockholders of

First Busey Corporation:

A Special Meeting of Stockholders of First Busey Corporation, a Nevada corporation, will be held at Busey Bank, 100 W. University Avenue, Champaign, Illinois, on [          ], November [    ], 2009, at [      ] [   ].m., central time.

The special meeting is being held for the following purposes:

1.     to approve an amendment to the amended and restated articles of incorporation to increase the number of authorized shares of common stock from 60,000,000 shares, par value $0.001, to 100,000,000 shares, par value $0.001 per share;

2.     to approve the issuance of 9,825,000 shares of our Common Stock, par value $0.001 per share, upon the conversion of 393 shares of our Series A Convertible Preferred Stock;

3.     to approve the adjournment of the special meeting, if necessary and appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the proposals set forth above, or if a quorum is not present at the time of the special meeting; and

4.     to transact such other business as may properly come before the special meeting or any postponement or adjournment thereof.

Our board of directors is not aware of any other business to come before the special meeting.  Only stockholders of record at the close of business on October 2, 2009, are entitled to notice of, and to vote at, the special meeting or any postponement or adjournment thereof.  Even if you plan to attend the special meeting in person, please sign, date and return your proxy.

By order of the Board of Directors,

Gregory B. Lykins	Van A. Dukeman
Chairman of the Board	President and Chief Executive Officer

Champaign, Illinois

October [    ], 2009

Please note that there is no return envelope for the proxy card and that you should follow the mailing instructions set forth on the enclosed proxy card.

First Busey Corporation

100 West University Avenue

Champaign, Illinois 61820

217/365-4516

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of First Busey Corporation for use at the special meeting of stockholders.  The board has fixed the close of business on October 2, 2009, as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting.  On the record date, First Busey had 56,515,892 shares of common stock, par value $0.001 per share, outstanding and entitled to vote.

The approximate date on which the Proxy Statement and the accompanying proxy are first being sent to stockholders is October [    ], 2009.

The following information regarding the meeting and the voting process is presented in a question and answer format.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on October 2, 2009, you owned shares of First Busey’s common stock.  This proxy statement describes the matters that will be presented for consideration by the stockholders at the special meeting.  It also gives you information concerning the matters to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting.  The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting.  Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the meeting?

You are being asked to vote on an amendment to our amended and restated articles of incorporation to increase the number of authorized shares of common stock as well as on a proposal to issue 9,825,000 shares of our common stock upon the conversion of our 9.00% cumulative mandatorily convertible perpetual preferred stock (“Series A Convertible Preferred Stock”).  Additionally, you are being asked to vote on the ability to adjourn the special meeting in the event that we have insufficient votes to adopt the prior two proposals.

If I am the record holder of my shares, how do I vote?

You may vote either by mail or in person at the meeting.  To vote by mail, complete and sign the enclosed proxy card and mail it pursuant to the instructions on the proxy card.  If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.

If you sign and return your proxy card but do not mark the form to provide voting instructions, the shares represented by your proxy card will be voted “for” the amendment to our articles of incorporation, “for” the issuance of 9,825,000 shares of our common stock upon the conversion of our Series A Convertible Preferred Stock and “for” any adjournment, if necessary to solicit additional votes.

If you want to vote in person, please come to the meeting.  We will distribute written ballots to anyone who wants to vote at the meeting.  Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.  Please note that, if your shares are held in the name of your broker (or in what is usually referred to as “street name”), you will need to arrange to obtain a “legal proxy” from your broker in order to vote in person at the meeting.

If I hold shares in the name of a broker or fiduciary, who votes my shares?

If you received this proxy statement from your broker or a trustee or other fiduciary who may hold your shares, your broker or fiduciary should have given you instructions for directing how they should vote your shares.  It will then be their responsibility to vote your shares for you in the manner you direct.  Brokers and other nominee holders do not have the power to vote shares held by them on the foregoing proposals unless the beneficial owner of the shares directs them to vote on the matter.  As discussed above, if you want to vote in person at the meeting, you will need to arrange to obtain a “legal proxy” from your broker or fiduciary in order to vote in person at the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers.  Please sign and return ALL proxy cards to ensure that all your shares are voted.

What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by:

•      signing another proxy with a later date and returning that proxy to:

First Busey Corporation
Attn:  Mary E. Lakey
100 West University Street
Champaign, Illinois 61820;

•      sending notice to us that you are revoking your proxy; or

•      voting in person at the meeting (attendance at the special meeting will not in and of itself constitute the revocation of a proxy).

If you hold your shares in the name of a broker or fiduciary and desire to revoke your proxy, you will need to contact your broker or fiduciary to revoke your proxy.

How many votes do we need to hold the special meeting?

A majority of the shares of common stock that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the stockholder either:

•      is present in person at the meeting; or

•      has properly submitted a signed proxy card or other proxy.

On October 2, 2009, the record date, there were 56,515,892 shares of common stock issued and outstanding.  Therefore, at least 28,257,947 shares need to be present at the special meeting.

What options do I have in voting on each of the proposals?

You may vote “for,” “against” or “abstain” on each of the matters and on any other proposal that may properly be brought before the meeting.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date.  The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed for each proposal?

Holders of a majority of the outstanding shares of our common stock as of the close of business on October 2, 2009, must approve the amendment to our articles of incorporation to increase the number of authorized shares of our common stock.  The approval of the second proposal, the issuance of 9,825,000 shares of common stock upon the conversion of the shares of Series A Convertible Preferred Stock, must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote.  The approval of the third proposal, if necessary to adjourn to solicit additional votes, must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting.  We will also publish the voting results in a current report on Form 8-K, which we will file within four business days after the meeting.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies.  We have retained [                ] to assist, as necessary, in the solicitation of proxies, for a fee estimated to be approximately $[            ] plus reasonable out-of-pocket expenses.  In addition to solicitations by mail, officers, directors or employees of First Busey or its subsidiaries may solicit proxies in person or by telephone.  These persons will not receive any special or additional compensation for soliciting proxies.  We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Important Notice Regarding the Availability of Proxy Material

for the Stockholder Meeting to be Held on November [    ], 2009.

Full copies of the proxy statement, the proxy card and other materials for the annual meeting are available on the internet through our website and at [www.                                      ].  Stockholders will receive a full set of these materials through the mail from us or from the stockholder’s broker or fiduciary.

For directions to attend the special meeting in person, stockholders can call our main office at (217) 365-4516.

PUBLIC OFFERING OF COMMON STOCK AND

PRIVATE PLACEMENT OF SERIES A CONVERTIBLE PREFERRED STOCK

General

On September 30, 2009, we sold 20,700,000 shares of our common stock in a public offering pursuant to a registration statement with the Securities and Exchange Commission.  The public offering price was $4.00 per share, for aggregate gross proceeds of $82.8 million.

In addition to the public offering, because we had a limited number of authorized but unissued shares of common stock available under our articles of incorporation, the board decided to maximize the amount of capital that we could raise by conducting a separate private placement of $39.3 million of a new series of 9.00% cumulative convertible perpetual preferred stock (“Series A Convertible Preferred Stock”).  The intent of the private placement was to maximize the amount of capital we could raise on similar terms as the public offering by selling a security that would be convertible into common stock following the closing of the two offerings.  On October [    ], 2009, we completed the sale of 393 shares of Series A Convertible Preferred Stock, liquidation preference $100,000 per share, to certain directors, executive officers and a limited number of other investors who qualify as “accredited investors” as defined in Rule 501 under the Securities Act.  Subject to stockholder approval, the shares of Series A Convertible Preferred Stock are convertible into shares of common stock at a conversion price of $4.00, the same as the price of our common stock in the public offering (subject to adjustment in certain circumstances to avoid dilution).  As of the date of this proxy statement, the shares of Series A Convertible Preferred Stock will convert into an aggregate of 9,825,000 shares of common stock.  The shares of Series A Convertible Preferred Stock are mandatorily convertible into shares of our common stock on the business day after we obtain approval from our stockholders to increase the authorized number of shares of common stock and to convert the Series A Convertible Preferred Stock into common stock under applicable Nasdaq listing rules.

The combined net proceeds to us from the public offering of common stock and the separate private placement of Series A Convertible Preferred Stock, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, was approximately $116.9 million.  We will use the net proceeds from the public offering and the private placement for general corporate purposes, including the contribution of a portion of such proceeds to Busey Bank, our wholly-owned banking subsidiary, as additional capital.

As of the record date, 60,000,000 shares of common stock were authorized for issuance under our articles of incorporation.  56,515,892 shares were issued and outstanding; 1,940,255 were reserved for issuance on the exercise of outstanding stock options and for future awards under our stock-based compensation plans; 80,000 shares were reserved for allocation to participants’ accounts pursuant to our Employee Stock Ownership Plan and 1,147,666 were reserved for issuance pursuant to the warrant held by the United States Department of Treasury in connection with our participation in the Capital Purchase Program.  Since the record date, we notified Treasury that the number of shares subject to the warrant will be reduced to 573,833 shares.  Therefore, the maximum number of additional shares of common stock that we could issue as of the record date was 316,187 shares, which is substantially less than the 9,825,000 shares required to convert all of the Series A Convertible Preferred Stock into common stock.  Pursuant to the closing of the private placement, we agreed with the purchasers of the Series A Convertible Preferred Stock that we would seek stockholder approval to the increase in number of authorized shares of common stock.  Additionally, because our common stock is listed on the Nasdaq Global Select Market, the conversion of the Series A Convertible Preferred Stock into shares of common stock requires stockholder approval pursuant to the Nasdaq Marketplace Rules.  If the stockholders do not approve the proposals in this proxy statement, then the Series A Convertible Preferred Stock cannot be converted into shares of our common stock and they will remain outstanding, accruing dividends at a per annum rate equal to 9.00%.

Certain Material Terms of the Series A Convertible Preferred Stock

On the first business day following the receipt of the required stockholder approvals, the shares of Series A Convertible Preferred Stock will mandatorily and automatically convert into shares of our common stock at a conversion rate equal to $4.00 per share, the same as the public offering price of our common stock in the public offering (subject to adjustment in certain customary circumstances to avoid dilution).  Upon conversion, we expect that an aggregate of 9,825,000 new shares of common stock will be issued to the holders of the Series A Convertible Preferred Stock.  Additionally, upon conversion of the Series A Convertible Preferred Stock, accrued but unpaid dividends, if any, will be paid in cash or converted into shares of Company common stock at the public offering price.

Until the shares of Series A Convertible Preferred Stock convert into shares of common stock, the holders of Series A Convertible Preferred Stock will be entitled to receive, on each share of Series A Convertible Preferred Stock if, as and when declared by the board of directors, cumulative cash dividends with respect to each dividend period at a per annum rate equal to 9.00% of the liquidation amount per share, which is $100,000, and the amount of accrued and unpaid dividends for any prior dividend period on such share of Series A Convertible Preferred Stock, if any.  Dividends began to accrue and are cumulative from the issuance date and will be payable quarterly on March 15, June 15, September 15 and December 15 in arrears on each dividend payment date.  Dividends not timely paid on the Series A Convertible Preferred Stock will compound on each scheduled dividend payment date.

We may not pay dividends on our common stock for a period unless all accrued and unpaid dividends for all past dividend periods on all outstanding shares of Series A Convertible Preferred Stock have been or are contemporaneously declared or paid in full.

Until it is converted into common stock, with respect to distributions upon our liquidation, winding-up and dissolution, the Series A Convertible Preferred Stock:

•      ranks senior and prior to our common stock, and each other class or series of equity securities, whether currently issued or issued in the future, that does not by its terms rank pari passu or senior to the Series A Convertible Preferred Stock with respect to payment of dividends or rights upon our liquidation, dissolution or winding up of our affairs in the amount of $100,000 per share plus the amount of any accrued and unpaid dividends, whether or not declared;

•      ranks on a parity with each other class or series of our equity securities, whether currently issued or issued in the future, that by its terms provides that it ranks pari passu with the Series A Convertible Preferred Stock with respect to payment of dividends or rights upon our liquidation, dissolution or winding up of our affairs (our Fixed-Rate Cumulative Perpetual Preferred Stock, Series T that was issued to Treasury pursuant to the Capital Purchase Program ranks pari passu to the Series A Convertible Preferred Stock); and

•      ranks junior to each other class or series of our equity securities, whether currently issued or issued in the future, that by its terms ranks senior to the Series A Convertible Preferred Stock with respect to payment of dividends or rights upon our liquidation, dissolution or winding up of our affairs.

The Series A Convertible Preferred Stock is perpetual and is not redeemable by us, nor by the holders of the Series A Convertible Preferred Stock.  The Series A Convertible Preferred Stock does not have any voting rights, except to the extent required by Nevada law.  The Series A Convertible Preferred Stock was not registered with the Securities and Exchange Commission and was issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933.  Therefore, at the closing of the private placement, we entered into a Registration Rights Agreement with the purchasers of the Series A Convertible Preferred Stock to grant them mandatory, demand and piggyback registration rights with respect to the shares of the common stock issuable upon conversion of the Series A Convertible Preferred Stock.  Additionally, we expect that the shares of common stock issued pursuant to a conversion will be listed on the Nasdaq Global Select Market.

Insider Participation in Private Placement

All of our directors and several of our executive officers participated in the private placement and are currently beneficial owners of the Series A Convertible Preferred Stock.  August C. Meyer, Jr., one of our directors, and certain members of his family, including his adult daughter who, prior to completion of the public offering, beneficially owned more than 5% of our common stock, purchased, individually or through various trusts established for their benefit, $27.0 million of the Series A Convertible Preferred Stock.  Because of the Meyer family’s substantial ownership, they were required to file a change in control notice with the Federal Reserve Bank of Chicago and receive notice of non-objection to such change in control notice (the “CIBC Notice”) from the Federal Reserve.  The CIBC Notice to the Federal Reserve sought permission for the Meyer family, as a group, to increase its ownership level in First Busey up to 19.9% of our outstanding common stock.  The closing of the private placement for all participants was contingent upon such approval.  The Meyer family received the notice of non-objection to the CIBC Notice from the Federal Reserve on October [    ], 2009.

In addition, all of our other directors and several of our executive officers, as well as one individual accredited investor who is an existing stockholder but not a member of the board of directors, purchased, in the aggregate, $12.3 million of the Series A Convertible Preferred Stock.

The purchasers of the Series A Convertible Preferred Stock have agreed, on an individual basis, to vote all shares of their common stock, to the extent that they have voting control over such shares, in favor of the proposals set forth in this proxy statement.  On an aggregated basis, these holders beneficially owned approximately [    ]% of the outstanding shares of common stock as of October 2, 2009, the record date for the special meeting.  The ownership levels of the directors, executive officers and other 5% stockholders on a pro forma basis, assuming the conversion of the Series A Convertible Preferred Stock, is set forth in the ownership table on page 11.

PROPOSAL NO. 1:  APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

General

The board of directors has approved, and recommends to our stockholders that they approve and adopt, an amendment to our amended and restated articles of incorporation that would increase the number of our authorized shares of common stock from 60,000,000 shares to 100,000,000 shares.  If the proposal is approved, we will file, immediately following the special meeting, the certificate of amendment to our articles of incorporation with the Secretary of State of the State of Nevada, which will become effective upon filing.

Proposed Amendment to the Articles of Incorporation

If this amendment is approved by our stockholders, paragraph A of Article IV of the amended and restated articles of incorporation will be amended to read as follows:

“A.   Classes and Number of Shares.  The total number of shares of all classes of stock the Corporation shall have authority to issue is 101,000,000 shares.  The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

1.     100,000,000 shares of Common Stock, $0.001 par value per share.

2.     1,000,000 shares of Preferred Stock, $0.001 par value per share.”

Purpose of the Proposed Amendment

The amended and restated articles of incorporation currently authorize the issuance of up to 60,000,000 shares of common stock and 1,000,000 shares of preferred stock.  As described above, we also issued 393 shares of Series A Convertible Preferred Stock that are convertible into 9,825,000 shares of our common stock.  However, without the increase in the number of authorized shares, we do not have enough shares of common stock authorized to allow for the conversion.  Therefore, we agreed with the purchasers of the Series A Convertible Preferred Stock that we would seek stockholder approval of the increase in the number of authorized shares of common stock, as provided in this proposal.  If the proposed amendment is approved and if the conversion is approved pursuant to Nasdaq requirements, as set forth below, the existing 393 shares of Series A Convertible Preferred Stock will be automatically converted into 9,825,000 shares of our common stock on the first business day following the special meeting.  The common stock issued upon such conversion would carry the same rights and preferences as the shares of common stock currently issued and outstanding.

In addition to providing for enough shares to allow for the conversion of the Series A Convertible Preferred Stock, we believe that it is in the best interests of our stockholders to have additional shares of authorized common stock available for issuance by the board of directors for a variety of purposes.  First, the additional shares of stock authorized by the amendment could be used to raise additional working capital for the holding company or any of our subsidiaries.  As described above, we recently completed a public offering and private placement and received aggregate net proceeds of approximately $116.9 million.  We believe that the capital we raised through those offerings will provide us with enough capital to maintain our capital strength during the current difficult economic environment and to position our organization for future growth.  It is possible, however, that the board may decide to raise additional capital in the future through private or public offerings of common stock.  Although the board does not currently have any specific plans in this regard, the additional shares of common stock authorized by this amendment would be available for that purpose.

Second, the additional shares of common stock would provide us with stock that could be used to make acquisitions that may be advisable from time to time.  These transactions could include the acquisition of additional branch locations, banks, thrifts or bank or thrift holding companies.  Although no such transactions are planned for the immediate future, we believe that it is in our best interest to have available a sufficient number of authorized shares of common stock if such transactions become advisable.

Third, additional authorized shares of common stock could be used to fund the grant of restricted stock or stock options to our officers, employees and directors, to the extent allowable under regulatory guidelines.  Equity based compensation can be used to provide additional incentive to personnel without causing an immediate adverse effect on our profitability.  Moreover, the grant of restricted stock or stock options can perhaps be used to retain valuable employees who might otherwise be lured away by the promise of higher cash salaries from competitors.

Fourth, additional authorized shares of common stock could be used for a variety of other purposes, including the declaration of a stock split or stock dividend.  It is possible that the board of directors may in the future decide to declare a stock split or stock dividend.

The increase in the authorized number of shares of common stock would allow for the possibility of substantial dilution of the voting power of our current stockholders, although no dilution will occur as a direct result of the increase in the number of our authorized shares, except for the conversion of Series A Convertible Preferred Stock into 9,825,000 shares of common stock.  The degree of any dilution that would occur following the issuance of any additional shares of stock would depend upon the number of shares of stock that are actually issued in the future, which cannot be determined at this time.  Issuance of a large number of additional voting shares could significantly dilute the voting power of our existing stockholders.

The existence of a substantial number of authorized and unissued shares of common stock could also impede an attempt to acquire control because the board of directors would have the ability to issue additional shares of stock in response to any such attempt.  We are not aware at this time of any attempt to acquire control of the company, and no decision has been made as to whether any or all newly authorized but unissued shares of stock would be issued in response to any attempt of that kind.

Effect of Failure to Obtain Stockholder Approval

If the stockholders do not approve the amendment to increase the number of shares of authorized common stock, then the 393 shares of Series A Convertible Preferred Stock cannot be converted into shares of our common stock and they will remain outstanding.  As they remain outstanding, the holders of

Series A Convertible Preferred Stock will be entitled to quarterly dividends at the rate of 9.00%, which will accumulate and compound in the event that they are not paid in a particular payment period.  Further, as long as any dividends are owed to the holders of Series A Convertible Preferred Stock, we will be prohibited from paying any dividends on our common stock.  Additionally, if the stockholders do not approve the amendment, then the board intends to continue to seek stockholder approval at subsequent meetings at our expense.

Furthermore, if the amendment is not approved, then we may not have a sufficient number of authorized shares of common stock for our general corporate purposes, including raising additional capital, using the stock in acquisitions or as equity based compensation for our employees.  This may impede our ability to maintain our current levels of capital strength, grow in the future and attract or retain qualified employees.

Effect of Stockholder Approval

This amendment to our amended and restated articles of incorporation will provide additional shares of common stock that we can issue from time to time for general corporate purposes without obtaining stockholder approval unless that approval is required by applicable law or regulation.   The authorization of the additional shares would not, by itself, have any effect on the rights of stockholders.  The issuance of shares of common stock upon the conversion of the Series A Convertible Preferred Stock, however, will have an immediate dilutive effect on earnings per share and the voting power of existing stockholders at the time of the issuance.  However, after the conversion of the Series A Convertible Preferred Stock, we will no longer be obligated to pay dividends on those shares, which dividends rank in priority to dividends on common stock.  The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock.

Stockholder Vote Necessary For Approval of the Amendment

To be approved by our stockholders, this amendment must receive the affirmative vote of the majority of the outstanding shares of our common stock.  Accordingly, abstaining from voting on this proposal or failing to attend the special meeting will have the same effect as voting against the proposal.

The purchasers of the Series A Convertible Preferred Stock have agreed, on an individual basis, to vote all shares of their common stock, to the extent that they have voting control over such shares, in favor of the proposal for the amendment to the articles of incorporation.  On an aggregate basis, these holders beneficially owned approximately [    ]% of the outstanding shares of common stock as of October 2, 2009, the record date for the special meeting.

The board of directors believes that the adoption of this amendment is in the best interests of our stockholders and recommends that you vote your shares FOR this amendment.

PROPOSAL NO. 2:  APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE SERIES A CONVERTIBLE PREFERRED STOCK

General

As noted above, we have issued 393 shares of our Series A Convertible Preferred Stock that are convertible into 9,825,000 shares of common stock.  Such conversion is subject to the approval of the increase in the number of authorized shares of common stock, described previously, and this proposal, which provides for the conversion of the Series A Convertible Preferred Stock into shares of common stock.  Because our common stock is listed on the Nasdaq Global Select Market, we must comply with Nasdaq rules and regulations. Subject to certain exceptions, Section 5635 of the Nasdaq Marketplace Rules and related interpretive guidance requires stockholder approval prior to any issuance or sale of common stock to directors or executive officers if the sales price is less than the common stock’s market value or book value.  Directors and executive officers participated in the private placement of Series A Convertible Preferred Stock, and such securities are convertible into common stock at a rate of $4.00 per share, which is the same as the offering price of the common stock to the public but below the per share market value and book value of our common stock as of September 21, 2009 and the date of this proxy statement.  Therefore, pursuant to Section 5635 of the Nasdaq Marketplace Rules and related interpretive guidance, we agreed with the purchasers of the Series A Convertible Preferred Stock that we would seek stockholder approval to approve the conversion of the Series A Convertible Preferred Stock into shares of common stock, as provided in this proposal.

Effect of Failure to Obtain Stockholder Approval

If the stockholders do not approve the conversion of the 393 shares of our Series A Convertible Preferred Stock pursuant to the Nasdaq rules, then such shares cannot be converted into shares of our common stock and they will remain outstanding.  As they remain outstanding, the holders of Series A Convertible Preferred Stock will be entitled to quarterly dividends at the rate of 9.00%, which will accumulate and compound in the event that they are not paid in a particular payment period.  Further, as long as any dividends are owed to the holders of Series A Convertible Preferred Stock, we will be prohibited from paying any dividends on our common stock.  Additionally, if the stockholders do not approve the amendment, then the board intends to continue to seek stockholder approval at subsequent meetings at our expense.

Effect of Stockholder Approval

If the stockholders approve both the issuance of shares of our common stock upon the conversion of Series A Convertible Preferred Stock pursuant to the Nasdaq rules and the proposal to increase the authorized number of shares of common stock, the existing 393 shares of Series A Convertible Preferred Stock will be automatically converted into 9,825,000 shares of our common stock on the first business day following the special meeting.  Accrued dividends on the Series A Convertible Preferred Stock will be paid at the time of conversion and no other dividend payments will accrue or be payable and no shares of Series A Convertible Preferred Stock will remain issued or outstanding following the conversion.  The common stock issued in such a conversion would carry the same rights and preferences as the shares of common stock currently issued and outstanding.  The issuance of shares of common stock upon the conversion of the Series A Convertible Preferred Stock, however, will have an immediate dilutive effect on earnings per share and the voting power of existing stockholders at the time of the issuance.

Stockholder Vote Necessary for Approval of the Conversion

To be approved by our stockholders, the conversion of Series A Convertible Preferred Stock into common stock must receive the affirmative vote of the majority of the votes cast on this proposal.  Accordingly, the failure to cast a vote on this proposal will not affect whether this proposal is approved, and an abstention will not count as a vote in favor of or against this proposal.

The purchasers of the Series A Convertible Preferred Stock have agreed, on an individual basis, to vote all shares of their common stock, to the extent that they have voting control over such shares, in favor of the proposal allowing for the conversion of the Series A Convertible Preferred Stock into shares of our common stock.  On an aggregate basis, these holders beneficially owned approximately [    ]% of the outstanding shares of common stock as of October 2, 2009, the record date for the special meeting.

The board of directors believes that the issuance of shares of our common stock upon conversion of the Series A Convertible Preferred Stock is in the best interests of our stockholders and recommends that you vote your shares FOR this proposal.

PROPOSAL NO. 3: ADJOURNMENT OF THE SPECIAL MEETING

A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the special meeting. Holders representing a majority of the outstanding shares of our common stock, present in person or by proxy, are necessary to constitute a quorum. Therefore, at the special meeting, the presence, in person or by proxy, of the holders of at least 28,257,947 shares of common stock, will be required to establish a quorum. Stockholders of record who are present at the special meeting in person or by proxy and who abstain are considered stockholders who are present and entitled to vote, and will count towards the establishment of a quorum. Broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner reports those shares as present but does not vote on a proposal) are included for purposes of determining whether or not a quorum exists.

If this proposal is approved and at the time of the special meeting (i) there are either insufficient votes to adopt the proposal to amend the articles of incorporation to increase the number of authorized shares of common stock or to adopt the proposal to allow the conversion of Series A Convertible Preferred Stock into shares of common stock pursuant to Nasdaq rules or (ii) a quorum is not present, we intend to adjourn the special meeting to solicit additional proxies. If you submit a proxy card without giving specific voting instructions, the proxies will vote the shares as recommended by the board. However, any proxy card which is signed and voted against either of the first two proposals and not voted in favor of this proposal will not be voted in favor of an adjournment.

Stockholder Vote Necessary

Approval of this proposal requires the affirmative vote of a majority of votes cast on this proposal at the special meeting, whether or not a quorum is present. Accordingly, the failure to cast a vote on this proposal will not affect whether this proposal is approved, and an abstention will not count as a vote in favor of or against this proposal.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 2, 2009 by all directors, by each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock, by each named executive officer and by all directors and executive officers as a group.  The table also sets forth the pro forma stock ownership, assuming the conversion of the Series A Convertible Preferred Stock as of October 2, 2009, by all directors, by each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock, by each named executive officer and by all directors and executive officers as a group.

The number of shares beneficially owned by each director, director nominee, 5% stockholder or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of October 2, 2009, through the exercise of any option or other right.  Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.  In certain instances, the number of shares listed includes, in addition to shares owned directly, shares held by the spouse or minor children of the person, or by a trust of which the person is a trustee or in which the person may have a beneficial interest.  In some cases, the person has disclaimed beneficial interest in certain of these shares.

		Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Owned(1)	Percent of Outstanding Shares	Number of Shares Owned Following Conversion of Series A Convertible Preferred Stock	Percentage of Outstanding Shares on a Pro Forma Basis
Board of Directors:
Joseph M. Ambrose(2)	83,994	*	212,428	*
David J. Downey	476,410	*	726,410	1.0%
Van A. Dukeman(3)	261,854	*	411,854	*
David L. Ikenberry	25,000	*	31,250	*
E. Phillips Knox(4)	303,993	*	363,556	*
V. B. Leister, Jr.	74,620	*	124,620	*
Gregory B. Lykins(5)	1,375,840	2.4%	1,500,840	2.2%
August C. Meyer, Jr.(6)	470,745	*	4,220,745	6.3%
Douglas C. Mills(7)	4,182,335	7.3%	4,557,335	6.8%
George T. Shapland	604,015	1.1%	1,104,015	1.7%

Other Named Executive Officers:
Thomas M. Good	58,133	*	108,113	*
Barbara J. Harrington	53,697	*	53,697	*

All directors and current executive officers as a group (14 persons)	8,008,634	14.0%	13,414,884	20.0%

*                 Less than one percent.

(1)          Includes shares that can be acquired through stock options available for exercise within 60 days of October 2, 2009, for the following individuals, in the amount indicated:

Joseph M. Ambrose	21,000
David J. Downey	67,582
Van A. Dukeman	67,057
Thomas M. Good	5,000
Barbara J. Harrington	21,000
David L. Ikenberry	21,000
E. Phillips Knox	21,000
V. B. Leister, Jr.	21,000
Gregory B. Lykins	62,932
August C. Meyer	67,582
Douglas C. Mills	107,500
George T. Shapland	64,482
All directors and officers as a group	547,135

(2)          Includes 3,523 shares owned by Mr. Ambrose’s children.

(3)          Includes 5,348 shares owned by Mr. Dukeman’s spouse.

(4)          Includes 77,500 shares owned by Mr. Knox’s spouse.

(5)          Includes 844,750 shares held in the August C. Meyer Investment Agency Account, for which Mr. Lykins serves as trustee and has sole voting and investment power.  Also includes 6,718 shares owned by Mr. Lykins’ spouse.

(6)          Includes 23,421 shares held in grantor trusts over which Mr. Meyer has investment authority.  Excludes shares held by Elisabeth M. Kimmel, Mr. Meyer’s adult daughter.  Also excludes 844,750 shares held by the August C. Meyer Investment Agency Account, over which Mr. Meyer has no voting or investment power.

(7)          Includes 61,708 shares held in trusts for which Mr. Mills is a co-trustee and shares voting and investment power and in which Mr. Mills has no pecuniary interest.  Also includes 41,000 shares of common stock owned by the Mills Family Foundation and 1,565,000 shares of common stock owned by Mills Investment LP for which Mr. Mills has sole voting and investment power.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A representative of McGladrey & Pullen, LLP is expected to be present at the special meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

OTHER BUSINESS

As of the date hereof, there is no business to be transacted at the special meeting other than that referred to in the Notice of Special Meeting of Stockholders and it is not anticipated that other matters will be brought before the special meeting.  If, however, other matters should properly be brought before the special meeting, it is intended that the proxy holders may vote or act in accordance with the board of directors’ recommendation on such matters.

STOCKHOLDER PROPOSALS

In order for a stockholder nominee to be considered by the Nominating and Corporate Governance Committee to be its nominee and included in our 2010 proxy statement for the 2010 annual meeting, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at 100 West University Avenue, Champaign, Illinois 61820, no later than December 24, 2009.  Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years.  All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.  The Nominating and Corporate Governance Committee may request additional information in order to make a determination as to whether to nominate the person for director.

A stockholder may otherwise nominate a director for election at an annual meeting of stockholders by delivering written notice of the nomination to our Corporate Secretary, at the above address, between February 18, 2010 and March 20, 2010.  The stockholder’s notice of intention to nominate a director must include: (a) for each person to be nominated: (i) the name, age and business and residence address of each nominee; (ii) the principal occupation or employment of each nominee; (iii) the class and number of shares of stock owned by the nominee on the date of the notice; and (iv) any information that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D under the Exchange Act, in connection with the acquisition of stock, and pursuant to Regulation 14A under the Exchange Act, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether the person is subject to the provisions of such regulations; and (b) as to the stockholder giving notice: (i) the name and address of record of the nominating stockholder and the names and addresses of any other stockholders supporting each respective nominee; and (ii) the class and number of shares of stock owned by the nominating stockholder and any other stockholders supporting the nominees on the date of the notice.  We may request additional information after receiving the notification for the purpose of determining the proposed nominee’s eligibility to serve as a director.  Persons nominated for election to the board pursuant to this paragraph will not be included in our proxy statement.

If a stockholder intends to present a proposal at First Busey’s 2010 annual meeting and desires that the proposal be included in First Busey’s Proxy Statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Exchange Act and received at First Busey’s principal executive offices not later than December 24, 2009.  As to any proposal that a stockholder intends to present to stockholders without inclusion in First Busey’s Proxy Statement for First Busey’s 2010 annual meeting, the Corporate Secretary must receive notice of such matter between February 18, 2010 and March 20, 2010.  The notice must otherwise comply with our bylaws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act, which means we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC as specified below will update and supersede that information. We incorporate by reference the following documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”):

•                  Part II, Items 7, 7A, 8 and 9 of our Annual Report on Form 10-K for the year ended December 31, 2008; and

•                  Part I, Items 1, 2 and 3 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

We will provide you with a copy of any information that we incorporate by reference into this proxy statement, at no cost, by writing or calling us. Requests for such materials should be directed to:

First Busey Corporation

Attention: Corporate Secretary

100 West University Avenue

Champaign, Illinois 61820

Telephone number: (217) 365-4516

By order of the Board of Directors,

Gregory B. Lykins	Van A. Dukeman
Chairman of the Board	President and Chief Executive Officer

October [    ], 2009

ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY

FORM OF PROXY—FIRST BUSEY CORPORATION

KNOW ALL MEN BY THESE PRESENTS, THAT I, the undersigned stockholder of First Busey Corporation (the “Company”), having received notice of a Special Meeting of Stockholders, do hereby nominate, constitute and appoint, each of Tom Berns and Tom Brown, my true and lawful attorney and proxy, each with full power of substitution, for me and in my name, place and stead to vote all of the shares of common stock, $.001 par value (“Common Stock”) of the Company standing in my name on its books on October 2, 2009, at a Special Meeting of Stockholders of the Company, to be held at Busey Bank, 100 West University Avenue, Champaign, Illinois, on November [    ], 2009 at [    ] [    ].m., local time, and at any postponement or adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

1.               Approval of an amendment to the amended and restated articles of incorporation to increase the number of authorized shares of common stock from 60,000,000 shares, par value $0.001, to 100,000,000 shares, par value $0.001 per share.

For	Against	Abstain

2.               Approval of the issuance of 9,825,000 shares of our Common Stock, par value $0.001 per share, upon the conversion of 393 shares of our Series A Preferred Stock.

For	Against	Abstain

3.               Approval of the adjournment of the special meeting, if necessary and appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the proposals set forth above, or if a quorum is not present at the time of the special meeting.

For	Against	Abstain

4.               To transact such other business as may properly come before the special meeting or any postponement or adjournment thereof.

Our Board of Directors is not aware of any other business to come before the Special Meeting.  Your vote is important.  Even if you plan to attend the Special Meeting, please mark, sign, date and fold this proxy and return to the reply address.  Any previously submitted proxies will not be used at the meeting.

Date

Date

Please sign your name or names exactly as they appear on the stock certificate.  Each joint tenant must sign.  When signing as attorney, administrator, guardian, executor or trustee or as an officer of a corporation, please give full title.  If more than one trustee, all should sign.

If you plan on attending the meeting, please indicate below and return with your proxy ballot.  If you have any questions, contact Mary Lakey at 217-365-4556 or e-mail her at mary.lakey@busey.com.

☐ Yes, number attending